Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

BOWMAN CONSULTING GROUP LTD.

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	—	(2)	(3)	(3)	—	—

	Equity	Preferred Stock, $0.01 par value per share(1)	—	(2)	(3)	(3)	—	—

	Debt	Debt Securities(1)	—	(2)	(3)	(3)	—	—

	Other	Warrants(1)	—	(2)	(3)	(3)	—	—

	Other	Rights(1)	—	(2)	(3)	(3)	—	—

	Other	Units(1)	—	(2)	(3)	(3)	—	—

	Unallocated (Universal) Shelf	—	457(o)	(2)	(3)	$100,000,000	0.00011020	$11,020

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A		N/A	N/A	N/A	N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$100,000,000		$11,020

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$11,020

(1)	Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities, or that are issued in units.
(2)

The amount being registered hereunder consists of up to $100,000,000 of an indeterminate amount of common stock, preferred stock, debt securities, warrants, rights and/or units. There is also being registered hereunder such currently indeterminate number of (i) shares of common stock or other securities of the registrant as may be issued upon conversion of, or in exchange for, convertible or exchangeable debt securities and/or preferred stock registered hereby, or (ii) shares of preferred stock, common stock, debt securities or units as may be issued upon exercise of warrants or rights registered hereby, as the case may be. Any securities registered hereunder may be sold separately or as units with the other securities registered hereunder. The securities registered hereunder also include an indeterminate number of securities as may be issued pursuant to anti-dilution provisions of any of such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered an indeterminable number of additional securities that may be issuable with respect to the securities being issued hereunder as a result of stock splits, stock dividends or similar transactions.

(3)

The proposed maximum per security and aggregate offering prices per class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities, or that are issued in units.